EXHIBIT 99.2

March 12, 2007

Mr. Barry Symons
Chief Financial Officer
Constellation Software Inc.
20 Adelaide Street East
Suite 1200
Toronto, Ontario, Canada M5C 2T6

RE:	Response to Constellation's Unsolicited Proposal

Dear Mr. Symons:

I have received your unsolicited letter dated March 2, 2007 in which you propose the acquisition of Manatron, Inc. ("Manatron") by Constellation Software Inc. ("Constellation"). I have shared your letter with our Board of Directors.

After discussion, our Board of Directors has once again unanimously concluded that it would not be in the best interests of the Company, our shareholders or other stakeholders to pursue a transaction with Constellation as proposed in your letter. The only real change from Constellation's previous unsolicited proposal dated December 14, 2006 is an additional $1.00 per share, which our Board believes is insignificant in light of the short time that has passed and the progress Manatron has made on its strategic plan, which is evident in our third quarter financial results that will be released today. As stated in our rejection letter dated December 20, 2006, we intend to build upon the significant cost restructuring and three-year operating and growth plan we instituted at the beginning of fiscal 2007, which continue to show positive results.

Manatron is not for sale and intends to continue to implement its corporate strategy, objectives and business plan, which our Board believes is the best way to increase shareholder value going forward.

Very truly yours,

/s/ Paul R. Sylvester

Paul R. Sylvester
Chief Executive Officer & Co-Chairman

510 East Milham Avenue, Portage, MI 49002 • 866.471.2900 • fax 269.567.2930 • www.manatron.com